Exhibit 99

Loss Delinquency Data

Navistar Financial Corporation Retail Notes	Year Ended October 31,					Six Months Ended April 30,
and Leases	2000	2001	2002	2003	2004	2004	2005
	($ in millions)
Gross Balance Outstanding at end of Period	$3,620	$3,251	$2,982	$2,900	$3,154	$2,873	$3,330

Gross Balance Past Due as a Percentage of Gross Balance Outstanding at end of Period
31-60 days (Retail Notes only)	3.41%	3.81%	2.57%	2.41%	1.95%	1.87%	1.93%
Over 60 days	1.39%	1.16%	0.54%	0.38%	0.31%	0.52%	0.29%

Average Gross Balance of Retail Notes and Leases (13 month average)	$3,417	$3,456	$3,064	$2,873	$2,944	$2,881	$3,242
Net Losses:
Navistar Financial Corporation	$12.2	$23.4	$19.8	$14.7	$10.5	$4.2	$3.2
International Truck and Engine Corporation	$22.5	$37.3	$38.2	$24.1	$10.4	$3.2	$3.6

Combined	$34.7	$60.7	$58.0	$38.8	$20.9	$7.4	$6.7

Liquidations minus Net Losses	$1,470	$1,503	$1,435	$1,338	$1,318	$677	$647

Net Losses as a Percentage of Liquidations Minus Net Losses:
Navistar Financial Corporation	0.83%	1.56%	1.38%	1.10%	0.80%	0.62%	0.49%
International Truck and Engine Corporation	1.53%	2.48%	2.66%	1.80%	0.79%	0.47%	0.55%

Combined	2.36%	4.04%	4.04%	2.90%	1.59%	1.09%	1.04%

Net Losses as a Percentage of Average Gross Balance:
Navistar Financial Corporation	0.36%	0.68%	0.65%	0.51%	0.36%	0.29%	0.19%
International Truck and Engine Corporation	0.66%	1.08%	1.25%	0.84%	0.35%	0.22%	0.22%

Combined	1.02%	1.76%	1.90%	1.35%	0.71%	0.51%	0.41%

Repossessions as a Percentage of Average Gross Balance	2.80%	4.47%	2.88%	2.86%	1.42%	1.19%	0.71%

For purposes of the table set forth above:

• “Gross Balance” means, (a) with respect to a retail note as of a specified date, the unpaid principal balance thereof as of such date plus for a retail note classified by Navistar Financial Corporation, as servicer, as a “finance charge included contract,” the finance charges included in the payments due on or after such date and (b) with respect to a retail lease, the aggregate remaining periodic rental payments plus the residual payment, which, for such purposes, shall be assumed to be made on the last day of the lease term.

• “Gross Balance Past Due” means the aggregate Gross Balance for all retail notes and retail leases owned or serviced by Navistar Financial Corporation that have installments past due by the indicated number of days (other than liquidating receivables).

• “Liquidations” means, with respect to the related period, the aggregate Gross Balance of receivables outstanding at the beginning of the period plus the aggregate Gross Balance of receivables acquired during the period, minus the aggregate Gross Balance of receivables outstanding at the end of the period.

• “Net Losses” means, (a) with respect to all retail notes written off during the period, the sum of the unpaid principal balances thereof plus accrued and unpaid interest at the time of repossession of the truck(s), truck chassis, bus(es) or trailer(s) securing all the written-off retail notes, net of all recoveries with respect to those retail notes and (b) with respect to all retail leases written off during the period, the outstanding capitalized cost plus accrued and unpaid interest at the annual percentage rate of those retail leases at the time of repossession, net of all recoveries with respect to such retail leases.